EXHIBIT 22

                         SUBSIDIARIES OF THE REGISTRANT

   Name of Subsidiary                        State in which Incorporated
   ------------------                        ---------------------------

First Hartford Realty Corporation                 Delaware

Lead Tech, Inc.                                   Connecticut

Parkade Center, Inc.                              Texas

Plainfield Parkade, Inc.                          Connecticut

Putnam Parkade, Inc.                              Connecticut

New First Hartford Realty Corp.                   Delaware

DE 149 Corp.                                      Delaware

EH&N Construction Company                         Delaware

New Hawthorn Management Services, Inc.            Delaware

Dover Parkade LLC                                 Delaware

DE 150
                                                  Delaware

Brewery Parkade, Inc.                             Rhode Island

Cranston Parkade, LLC                             Rhode Island